BERMAN & COMPANY, P.A.
Certified Public Accountants and Consultants

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 7, 2011 on the financial statements of Biopower Operations Corporation as of November 30, 2010 and the related statements of operations, stockholders' deficit and cash flows for the period then ended, and from September 13, 2010 (inception) to November 30, 2010, included herein on the registration statement of Biopower Operations Corporation on Form S-1, and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Berman & Company, P.A.

Boca Raton, Florida
February 8, 2011

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com